Exhibit 99.1

Gryphon Gold Updates Progress on Borealis Mine Development

July 18, 2011 - Gryphon Gold Corporation (GGN:TSX; GYPH:OTC.BB) is pleased to announce that on site construction work for the Borealis Oxide Heap Leach Operation as of July 18, 2011 is on schedule and below budget. Gryphon anticipates first revenue from gold sales in October, 2011.

John Key, Chief Executive Officer of Gryphon Gold, commented “Construction progress has been impressive. We set a very aggressive schedule that goes from groundbreaking to production in four months. Our contractors have remained on schedule and have been able to trim expenses from their original quotes. I have every confidence that we will be shipping loaded carbon into this strong gold market on schedule.”

As of July 17, 2011, the main areas of advance since the June 6, 2011 groundbreaking are:

  Pregnant and Barren Ponds earthwork was completed on schedule. Lining of both the Pregnant and Barren Ponds was 50% complete as of July 16, 2001.
  Installation of a 2MW generator set was completed on schedule. Hook-up will be completed upon installation of the crushing equipment to be complete by month’s end.
  The Carbon Columns are currently one week behind schedule and will be delivered to site on July 31, 2011.
  The 150,000 gallon water head tank is complete. The process water system will be commissioned by July 17, 2011.
  The earthwork for the initial pad construction is near completion and lining of the initial feed area will commence this week.
  The crushing and screening plant is scheduled for arrival to site on July 19, 2011. In service date for the screening and crushing plant is July 26, 2011.

A construction update with pictures is posted on www.gryphongold.com.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, VP, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:
Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to advance its Borealis Oxide Heap Leach Project; the schedule for site construction work, heap leach pad construction, pad loading, and revenue from gold sales at the Borealis Oxide Heap Leach Project; assumptions related to the commercial viability of the Borealis Oxide Heap Leach Project; assumptions related to gold grade and recoverability, estimates of tonnage and grade, anticipated release of further updates on the progress at the Borealis project and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC on June 28, 2010, under the section heading “Risk Factors” in the Company’s most recent quarterly report on Form 10-Q, as filed with the SEC on February 11 2011, under the section heading “Risk Factors” I the Company’s Form S-1/A, as filed with the SEC on May 12, 2011 and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

The technical report information in this press release was approved by Mr. Steve Craig, VP of Exploration of Gryphon Gold Corporation, and is a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. Mr. Craig has supervised the preparation of the data contained in the press release.

Cautionary Note to U.S. Investors concerning estimates of Reserves and Resources: The 2011 Pre-Feasibility Study published on April 25, 2011 uses the terms "Proven and Probable Reserves" and "Mineral Reserves". We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 (“NI 43-101") – Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended, such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves. The 2011 Pre-Feasibility Study also uses the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into Guide 7 reserves.